EXHIBIT 99.1


NEWS RELEASE
------------

Date:     November 9, 2004
Contact:  Joe L. Powers
          Executive Vice President
          P.O. Box 141000
          Nashville, TN  37214-1000
Phone:    (615) 902-1300    Fax:  (615) 883-6353
Website:  www.thomasnelson.com



        THOMAS NELSON ANNOUNCES SECOND QUARTER (FY2005) AND
             SIX MONTH RESULTS AS OF SEPTEMBER 30, 2004

Nashville, TN. November 9, 2004. Thomas Nelson, Inc. (NYSE: TNM) today announced its financial results for the second quarter of fiscal 2005:

Net revenue for the six months ended September 30, 2004 was $110.9 million compared to $105.7 million in the prior year, a 5% gain. Net revenue was $61.9 million for the three months ended September 30, 2004 compared to $63.8 million in the prior year's comparable period, a deline of 3%.

Net income for the six months ended September 30, 2004 was $8.3 million compared to $7.7 million in the prior year, an 8% gain. Net income was $6.4 million for the three months ended September 30, 2004 compared to $6.6 million in the prior year's comparable period, a deline of 3%.

Earnings per share for the six months ended September 30, 2004 were $0.57 basic and $0.55 diluted compared to $0.53 and $0.52, respectiely, in the prior year. For the quarter ended September 30, 2004 earnings per share were $0.44 basic and $0.43 diluted compared to $0.46 and $0.45 respectively, in the prior year.

Thomas Nelson's balance sheet continues to show strength with cash and cash equivalents of $22.3 million as of September 30, 2004 compared to $4.9 million in the prior period. In addition, total debt has been reduced to $3.5 million compared to $6.5 million in the same period last year. Shareholders' equity is $112.9 million compared to $95.1 million a year ago, a 19% gain.

Commenting on the period's results, Sam Moore, Chairman and Chief Executive Officer, noted: "Our product release schedule this year is weighted more heavily to the second half than the first. So while we never like it when our sales comparisons are a little soft, as they were in the second quarter, we still believe that results for the full year will show growth."

"Our best-selling product in the period was the latest release from Max Lucado, 'Come Thirsty.' Most of our top sellers were products from our oldest business, Bibles. While it would have been great to have had one or two more strong new titles in the quarter, the value of having a great mix of products, ranging from new releases by popular authors, to a substantial back list of well established works, is clear," Mr. Moore continued.

"West Bow Press, our new fiction imprint, is off to a fine start in its first fiscal year," said Mr. Moore. "They released the third title in the Ted Dekker trilogy, 'White,' which joins 'Black' and 'Red.' I believe their strongest release of the year will be Frank Peretti's first adult fiction title since 1999's 'The Visitation,' which is scheduled for the fourth quarter. We are enthusiastic about the prospects for Monster with respect to our second-half performance."

"We are also creating a variety of products for children based upon the International Children's Bible, a translation geared to readers at the third-grade level of literacy," stated Mr. Moore. "Max Lucado has produced a 'Hermie & Friends Bible,' which ties in nicely with the story books, activity books and DVD's centering on the lovable caterpillar character. We are also adapting the ICB translation into the popular Biblezine format. This latest version, designed for pre-teens, and called 'Magnifiy,' will join the Biblezines designed for teen boys, teen girls, and women. It will be out later this year."

"We expected the second quarter to be a little soft, and it was," observed Thomas Nelson president Mike Hyatt. "As Mr. Moore noted," said Mr. Hyatt, "our product-release calendar is weighted toward the second half this year."

"Also, Census Bureau data suggest that August was the slowest month of the year to date for retail sales at book stores across the country. A decline in sales to consumers can encourage our direct customers, book sellers, to return slow-moving inventory in order to free up their capital to invest in Christmas-season products. I believe," continued Mr. Hyatt," that was one reason why our merchandise returns, and, hence, net revenues and profits, came under pressure in the period. However, with the upcoming titles and products we have planned for the remainder of the year, we expect to deliver a solid financial performance for fiscal 2005."

Thomas Nelson, Inc. will host a conference call related to this earnings release at 1:30 p.m. CDT on Tuesday, November 9, 2004. Individuals may listen to the call by dialing (800) 474-8920. The confirmation number for the call is 894435. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com/news and at www.streetevents.com. The online replay will be available shortly after the call and continue through November 17, 2004.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made today and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: risks relating to our ability to satisfy regulatory requirements with respect to our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which requires us to perform an evaluation of our internal control over financial reporting and have our auditor attest to such evaluation; softness in the general retail environment or in the markets for our products; the timing and acceptance of products being introduced to the market; the level of product returns experienced; the level of margins achievable in the marketplace; the collectibility of accounts receivable; the recoupment of royalty advances;
the effects of acquisitions or dispositions, the financial condition of our customers and suppliers; the realization of inventory values at carrying amounts; our access to capital; the outcome of any future Internal Revenue Service audits; and the realization of income tax and intangible assets.
These conditions cannot be predicted reliably and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher, producer and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).


                                     ###

                     THOMAS NELSON, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (000's omitted, except per share data, unaudited)

                                        Three Months Ended     Six Months Ended
                                          September 30,         September 30,
                                       ------------------    ------------------
                                         2004      2003        2004      2003
                                       -------    -------    --------  --------
Net revenues                           $61,902    $63,829    $110,910  $105,660
Costs and expenses:
   Cost of goods sold                   35,133     36,176      64,071    62,051
   Selling, general & administrative    15,541     15,984      31,826    29,649
   Depreciation & amortization             626        558       1,215     1,118
                                       -------    -------    --------  --------
  Total expenses                        51,300     52,718      97,112    92,818
                                       -------    -------    --------  --------
Operating income                        10,602     11,111      13,798    12,842
Other expense (income)                      82        (12)        149       179
Interest expense                           182        243         402       487
                                       -------    -------    --------  --------
Income from continuing operations
     before income taxes                10,502     10,856      13,545    12,534
Provision for income taxes               4,044      4,071       5,215     4,700
Minority interest                            1         11           2         3
                                       -------    -------    --------  --------
Income from continuing operations        6,457      6,774       8,328     7,831
Discontinued operations:
   Loss on disposal, net of taxes          (33)      (156)        (33)     (156)
                                       -------    -------    --------  --------
Net income                             $ 6,424    $ 6,618    $  8,295  $  7,675
                                       =======    =======    ========  ========
Weighted average number of shares
    Basic                               14,619     14,393      14,679    14,387
                                       =======    =======    ========  ========
    Diluted                             15,056     14,761      15,175    14,667
                                       =======    =======    ========  ========
Net income per share, Basic:
    Income from continuing operations  $  0.44    $  0.47    $   0.57  $   0.54
    Loss from discontinued operations      -        (0.01)        -       (0.01)
                                       -------    -------    --------  --------
Net income (loss) per share            $  0.44    $  0.46    $   0.57  $   0.53
                                       =======    =======    ========  ========
Net income (loss) per share, Diluted:
    Income from continuing operations  $  0.43    $  0.46    $   0.55  $   0.53
    Loss from discontinued operations      -        (0.01)        -       (0.01)
                                       -------    -------    --------  --------
    Net income (loss) per share        $  0.43    $  0.45    $   0.55  $   0.52
                                       =======    =======    ========  ========


                     THOMAS NELSON, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          (000's omitted, unaudited)

                                                        Three Months Ended
                                                           September 30,
                                                        -------------------
                                                          2004       2003
                                                        --------   --------
ASSETS
   Current assets:
     Cash and cash equivalents                          $ 22,344   $  4,909
     Accounts receivable, less allowances of
        $7,383 and $7,798, respectively                   49,755     56,501
     Inventories                                          39,153     39,623
     Prepaid expenses                                     17,467     13,294
     Assets held for sale                                    -        1,615
     Deferred tax assets                                   4,923      5,085
                                                        --------   --------
   Total current assets                                  133,642    121,027

   Property, plant and equipment, net                     13,117     11,961
   Deferred charges                                        1,486      2,421
   Intangible assets                                         814        861
   Goodwill                                               29,304     29,304
   Other assets                                            9,665      7,611
                                                        --------   --------
TOTAL ASSETS                                            $188,028   $173,185
                                                        ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                                   $ 23,859   $ 23,773
     Accrued expenses                                      9,284     10,247
     Deferred revenue                                      9,429      9,435
     Dividends payable                                       734        576
     Income taxes currently payable                        5,176      5,243
     Current portion of long-term debt                     2,308      3,022
                                                        --------   --------
   Total current liabilities                              50,790     52,296

   Long-term debt, less current portion                    1,154      3,461
   Long-term taxes payable                                21,290     20,884
   Deferred tax liabilities                                1,021        721
   Other liabilities                                         844        694
   Minority interest                                          11         46
 Shareholders' equity                                    112,918     95,083
                                                        --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $188,028   $173,185
                                                        ========   ========